Prospectus Supplement No. 3
(To Prospectus Supplement No. 2 dated April 7, 2009,
Prospectus Supplement No. 1 dated January 7, 2009
and Prospectus Supplement dated October 28, 2008
to Prospectus dated July 25, 2008)
Pursuant to Rule 424(b)(7) Registration File No. 333-152548
Sirius XM Radio Inc.
COMMON STOCK

     This prospectus supplement relates to the resale from time to time by selling stockholders of shares of our common stock that we may issue to them upon the exchange of XM Satellite Radio Inc.’s 7% Exchangeable Senior Subordinated Notes due 2014, which we refer to as the “notes.”
     This prospectus supplement, which supplements the prospectus dated July 25, 2008, as supplemented by the prospectus supplement dated October 28, 2008, the prospectus supplement dated January 7, 2009 and the prospectus supplement dated April 7, 2009, contains information about certain selling stockholders.
     Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
December 11, 2009.

SELLING STOCKHOLDERS
     XM Satellite Radio Inc. (“XM Inc.”) originally issued the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act. The initial purchasers resold the notes to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of our common stock delivered upon the exchange of the notes under this prospectus supplement pursuant to existing registration rights conferred by the registration rights agreement dated as of August 1, 2008 among us, XM Inc. and the initial purchasers. Our registration of the shares of common stock issuable upon exchange of the notes does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.
     The table of selling stockholders appearing under the caption “Selling Stockholders” beginning on page S-8 of the prospectus supplement dated October 28, 2008, and the table of selling stockholders appearing under the caption “Selling Stockholders” in prospectus supplement no. 1 and prospectus supplement no. 2 is hereby
•	supplemented by adding the information regarding certain selling stockholders set forth in the table entitled “Additional Selling Stockholders” below; and

•	amended by replacing the information regarding certain selling stockholders identified in the table entitled “Revised Information Regarding Selling Stockholders” below with the information set forth in such table.
     The following tables set forth certain information as of December 11, 2009 concerning the shares of common stock that may be offered from time to time by each selling stockholder identified below pursuant to this prospectus supplement. The information is based on information provided by or on behalf of the selling stockholders.
     Because the selling stockholders may offer all or some portion of the common stock, no estimate can be given as to the amount of the shares of common stock that will be held by the selling stockholders upon termination of any sales. Information about the selling stockholders may change over time. In particular, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided to us information regarding their notes or common stock. Any changed or new information given to us by the selling stockholders will be set forth in supplements to this prospectus supplement or amendments to the registration statement of which this prospectus supplement is a part, if and when necessary.
     Except as set forth in the tables, none of the selling stockholders identified below nor any of their affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or XM Inc. (or our or XM Inc.’s predecessors or affiliates) during the past three years.
Additional Selling Stockholders

				Percentage of
	Shares of Common	Shares of	Number of Shares of	Outstanding
	Stock Beneficially	Common Stock	Common Stock	Shares of Common Stock
	Owned Prior to	That May be	Beneficially Owned	Beneficially Owned After
Name(1)	Offering(2)	Offered Hereby(2)	After Offering(3)	Offering(3)
AK Steel Master Pension Trust High Yield(4)	661,333	661,333	—	*
Automotive Industries Pension Trust Fund(5)	375,999	375,999	—	*
Ball Corporation Master Pension Trust(6)	133,333	133,333	—	*
City of Bristol Employee Pension Fund(7)	42,666	42,666	—	*
Colcom Foundation(8)	109,333	109,333	—	*

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				Percentage of
	Shares of Common	Shares of	Number of Shares of	Outstanding
	Stock Beneficially	Common Stock	Common Stock	Shares of Common Stock
	Owned Prior to	That May be	Beneficially Owned	Beneficially Owned After
Name(1)	Offering(2)	Offered Hereby(2)	After Offering(3)	Offering(3)
Consulting Group Capital Markets Funds High Yield Investments(9)	541,333	541,333	—	*
Driven Capital 2B LLC(10)	79,999	79,999	—	*
Employees of ONEOK, Inc. + Subsidiaries(11)	271,999	271,999	—	*
Maryland State Retirement Agency(12)	181,333	181,333	—	*
Retirement Board of Allegheny County(13)	167,999	167,999	—	*
Sheet Metal Workers National Pension Fund(14)	274,666	274,666	—	*
Sheet Metal Workers Northern California Pension Plan of Northern California(15)	325,333	325,333	—	*
South Carolina Retirement System Investment Commission(16)	399,999	399,999	—	*
Stationary Engineers Local 39 Pension Trust Fund(17)	186,666	186,666	—	*
The J.A. + Kathryn Albertson Foundation(18)	61,333	61,333	—	*

(*)	Less than one percent.

(1)	Information concerning other selling stockholders will be set forth in additional supplements to the prospectus supplement from time to time, if required.

(2)	Assumes exchange of all of the selling stockholder’s notes at an exchange rate of 533.3333 shares of our common stock per $1,000 principal amount of the notes. This exchange rate is subject to certain adjustments. As a result, the number of shares of common stock issuable upon exchange of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon exchange of the notes. Cash will be paid instead of fractional shares, if any.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 3,892,540,025 shares of common stock outstanding as of December 1, 2009 (including 202,399,983 shares of common stock issued and lent to affiliates of the initial purchasers of the notes in order to facilitate hedging transactions). In calculating this amount for each stockholder, we treated as outstanding the number of shares of common stock issuable upon exchange of that stockholder’s notes, but we did not assume exchange of any other stockholder’s notes. The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus supplement issuable upon the exchange of the notes that are beneficially owned by the selling stockholder as of the date of this prospectus supplement, and that any other shares of common stock owned by the selling stockholder as of the date of this prospectus supplement will continue to be beneficially owned by the selling stockholder.

(4)	Penn Capital Management Co. Inc. is the portfolio manager for AK Steel Master Pension Trust High Yield and has voting control and investment discretion over securities owned by AK Steel Master Pension Trust High Yield.

(5)	Penn Capital Management Co. Inc. is the portfolio manager for Automotive Industries Pension Trust Fund and has voting control and investment discretion over securities owned by Automotive Industries Pension Trust Fund.

(6)	Penn Capital Management Co. Inc. is the portfolio manager for Ball Corporation Master Pension Trust and has voting control and investment discretion over securities owned by Ball Corporation Master Pension Trust.

(7)	Penn Capital Management Co. Inc. is the portfolio manager for City of Bristol Employee Pension Fund and has voting control and investment discretion over securities owned by City of Bristol Employee Pension Fund.

(8)	Penn Capital Management Co. Inc. is the portfolio manager for Colcom Foundation and has voting control and investment discretion over securities owned by Colcom Foundation.

(9)	Penn Capital Management Co. Inc. is the portfolio manager for Consulting Group Capital Markets Funds High Yield Investments and has voting control and investment discretion over securities owned by Consulting Group Capital Markets Funds High Yield Investments.

(10)	Penn Capital Management Co. Inc. is the portfolio manager for Driven Capital 2B LLC and has voting control and investment discretion over securities owned by Driven Capital 2B LLC.

(11)	Penn Capital Management Co. Inc. is the portfolio manager for Employees of ONEOK, Inc. + Subsidiaries and has voting control and investment discretion over securities owned by Employees of ONEOK, Inc. + Subsidiaries.

(12)	Penn Capital Management Co. Inc. is the portfolio manager for Maryland State Retirement Agency and has voting control and investment discretion over securities owned by Maryland State Retirement Agency.

(13)	Penn Capital Management Co. Inc. is the portfolio manager for Retirement Board of Allegheny County and has voting control and investment discretion over securities owned by Retirement Board of Allegheny County.

(14)	Penn Capital Management Co. Inc. is the portfolio manager for Sheet Metal Workers National Pension Fund and has voting control and investment discretion over securities owned by Sheet Metal Workers National Pension Fund.

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(15)	Penn Capital Management Co. Inc. is the portfolio manager for Sheet Metal Workers Northern California Pension Plan of Northern California and has voting control and investment discretion over securities owned by Sheet Metal Workers Northern California Pension Plan of Northern California.

(16)	Penn Capital Management Co. Inc. is the portfolio manager for South Carolina Retirement System Investment Commission and has voting control and investment discretion over securities owned by South Carolina Retirement System Investment Commission.

(17)	Penn Capital Management Co. Inc. is the portfolio manager for Stationary Engineers Local 39 Pension Trust Fund and has voting control and investment discretion over securities owned by Stationary Engineers Local 39 Pension Trust Fund.

(18)	Penn Capital Management Co. Inc. is the portfolio manager for The J.A. + Kathryn Albertson Foundation and has voting control and investment discretion over securities owned by The J.A. + Kathryn Albertson Foundation.
Revised Information Regarding Selling Stockholders

Percentage of
	Shares of Common		Number of Shares of	Outstanding Shares of
	Stock Beneficially	Shares of Common	Common Stock	Common Stock
	Owned Prior to	Stock That May be	Beneficially Owned	Beneficially Owned
Name(1)	Offering(2)	Offered Hereby(2)	After Offering(3)	After Offering(3)
HBK Master Fund L.P.(4)	6,133,332	6,133,332	—	*

(*)	Less than one percent.

(1)	Information concerning other selling stockholders will be set forth in additional supplements to the prospectus supplement from time to time, if required.

(2)	Assumes exchange of all of the selling stockholder’s notes at an exchange rate of 533.3333 shares of our common stock per $1,000 principal amount of the notes. This exchange rate is subject to certain adjustments. As a result, the number of shares of common stock issuable upon exchange of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon exchange of the notes. Cash will be paid instead of fractional shares, if any.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 3,892,540,025 shares of common stock outstanding as of December 1, 2009 (including 202,399,983 shares of common stock issued and lent to affiliates of the initial purchasers of the notes in order to facilitate hedging transactions). In calculating this amount for each stockholder, we treated as outstanding the number of shares of common stock issuable upon exchange of that stockholder’s notes, but we did not assume exchange of any other stockholder’s notes. The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus supplement issuable upon the exchange of the notes that are beneficially owned by the selling stockholder as of the date of this prospectus supplement, and that any other shares of common stock owned by the selling stockholder as of the date of this prospectus supplement will continue to be beneficially owned by the selling stockholder.

(4)	HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the shares pursuant to an Investment Management Agreement between HBK Investments L.P. and the selling stockholder. HBK Investments L.P. has delegated discretion to vote and dispose of the shares to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz and William E. Rose.
     Only selling stockholders identified above, or in previous prospectus supplements, who beneficially own the shares of common stock may sell such securities under the registration statement. Prior to any use of this prospectus supplement in connection with an offering of shares of our common stock by any stockholder not identified above, this prospectus supplement will be supplemented to set forth the name and other information about the selling stockholder intending to sell such shares of common stock. The prospectus supplement will also disclose whether any selling stockholder or any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or XM Inc. (or our or XM Inc.’s predecessors or affiliates) during the past three years.

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